Exhibit 10.27

                                    AGREEMENT

AGREEMENT made as of this 27th day of July, 1999, between Steven L. Barsh, residing at 316 Winding Way, Merion Station, PA 19066-1522 ("Barsh"), on the one hand, and TTR Technologies, Inc., a Delaware company with offices at 1841 Broadway, New York, New York ("TTR Inc." or the "Company") and TTR Technologies Ltd., an Israeli company with offices at 2 HaNagar Street, Kfar Saba, Israel ("TTR Ltd." together with "TTR Inc.", the "Companies"), on the other hand.

                               W I T N E S S E T H

      WHEREAS, Barsh was employed by TTR Inc. as its Chief Executive Officer from July 6, 1998 through February 12, 1999, when he resigned from the Companies pursuant to an employment agreement entered into by Barsh and TTR Inc. as of July 6, 1998 (hereinafter the "Employment Agreement");

      WHEREAS, in connection with his employment, Barsh was granted stock options under TTR Inc. Employee Stock Option Plan (1996) ("ESOP") to purchase up to 250,000 common shares of TTR Inc. at an exercise price per share of $2 15/16, the per share market price of TTR Inc.'s stock at the time of the grant, which stock options were to vest over a 5 year period;

      WHEREAS, on or about October 28, 1998, in connection with the readjustment in the salary payable to Barsh under the Employment Agreement, Barsh returned to ESOP the stock grant and was awarded, in lieu of such grant, stock options to purchase up to 250,000 shares at an exercise price of $15/16, the then per share market price of TTR Inc.'s stock;

      WHEREAS, Barsh resigned from the employ of TTR Inc. effective as of February 12, 1999; and

      WHEREAS, Barsh and the companies desire to settle certain differences outstanding amongst them relating to the amount of stock options exercisable by Barsh following his resignation and the satisfaction of certain obligations owing from TTR Inc. to Barsh, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the terms and conditions hereafter set forth and the consideration received that adequacy of which is hereby acknowledged, the parties agree hereafter as follows:

1. Exercise of Stock Options. In consideration of Barsh's waiver of any monies due to him under the Employment Agreement and in satisfaction of all stock options issued to him and, in consideration of the releases contained herein, without any acknowledgement or admittance of liability, TTR Inc. agrees that Barsh shall be deemed to have rightfully exercised his stock options for an aggregate of 150,000 common shares of TTR Inc. (hereinafter the, "Barsh Shares"). Within 15 days following the execution of this agreement by all of the parties hereto, TTR Inc. shall issue to Barsh share certificate(s) reflecting the Barsh Shares, which certificate(s) may be issued as instructed by Barsh. Barsh may designate a portion of such shares as being issued in lieu of the expense reimbursement due to him from the Companies.

2. Inclusion in the Registration Statement, Lock-Up.

      (a) Barsh and the Companies acknowledge that TTR Inc. is preparing a registration statement under the Securities Act of 1933, as amended (the "Act"), relating to certain Company securities held by certain Company shareholders or the holders of certain rights in Company securities, (the "Registration Statement"), which Registration Statement is being filed pursuant to the terms of a Registration Rights Agreement, dated as May 13, 1999, between the Company and the Initial Investors named therein. It is anticipated that the Registration Statement will be filed within thirty (30) days of the date hereof, though no assurance may be given that such Registration Statement will in fact be filed. In consideration of the releases contained herein, TTR Inc. undertakes to include the Barsh Shares in the Registration Statement.

      (b) Lock Up. In consideration of the inclusion of the Barsh Shares in the Registration Statement (the "Registered Shares"), Barsh hereby agrees as follows:

                  (i) Barsh and any of the transferees of the Registered Shares
            (except for a Permitted Transferee, as defined below) will not, directly or indirectly, sell or otherwise transfer, individually or on a combined basis with such transferees, more than ten percent (10%) of the Registered Shares as of the date hereof during any consecutive thirty (30) day period (the shares permitted to be transferred in each such period are referred to as "Permitted Shares"); and

                  (ii) the Company may provide "stop transfer" instructions to the Company's stock transfer agent to assure compliance with this agreement, but if the stock transfer agent is not willing to accept such instructions, the Company may institute other reasonable procedures to assure compliance with this agreement.

      (c) Additional Issuance of Barsh Shares if Registration Statement is not Filed or Does Not Go Effective. If a Registration Statement including the Barsh Shares does not go effective on or before January 31, 2000, then Barsh shall be deemed to have rightfully exercised the balance of his stock options for an aggregate of 250,000 common shares of TTR Inc. In such case, on or before February 15, 2000, TTR Inc. shall issue to Barsh a certificate reflecting the issuance of an additional 100,000 common shares of TTR Inc. The exercise price for these 100,000 additional common shares shall be $100.00.

      The term "Permitted Transferee" means a party acquiring all or a portion of the Permitted Shares in a transaction made pursuant to, or as contemplated by, the Registration Statement.

      Barsh understands and agrees that this agreement is being provided to the Company for the benefit of, and may be enforceable against the undersigned by, each of the Company and the Initial Investors. A photocopy of this agreement shall suffice as evidence of its terms and its enforceability against Barsh.

      Notwithstanding the foregoing restrictions, Barsh may, without obtaining the consent of any of the Companies, effect a private transfer of all or part of the Registered Shares, provided the transferee agrees in a writing furnished to the Company to be bound by all of the terms hereof as if such transferee were an original signatory hereto (and the provisions of this paragraph 2(b) shall apply to the undersigned, such transferee and any other of the undersigned's transferees jointly).

3. Release. In consideration of TTR Inc.'s covenants under Sections 1 and 2 hereunder, Barsh (and each of his attorneys, agents, heirs, successors, executors, personal representatives and assigns) does hereby absolutely and unconditionally waive, release and forever discharge each of the Companies, their respective affiliates, officers, directors, shareholders, employees, agents, attorneys, insurers, successors and assigns, from any claims, demands, obligations, liabilities, rights, causes of action and damages, whether liquidated or unliquidated, absolute or contingent, known or unknown, arising prior to or concurrent with the date hereof including specifically, but without limiting the generality of the foregoing, claims relating to or arising as a result of his employment with the Company and the termination of such employment.

4. Reliance and Complete Agreement. The parties acknowledge and agree that in the execution of this Agreement, neither has relied upon any representation by any party or attorney, except as expressly stated herein. Moreover, this Agreement shall represent the complete and entire agreement between the parties, to the exclusion of any and all other prior or concurrent terms, written or oral. No supplement, modification or waiver or termination of this Agreement or any provision hereof shall be binding unless executed in writing by the parties to be bound thereby.

5. Headings. Section and subsection headings are not to be considered part of this Agreement and are included solely for convenience and are not intended to be full or accurate descriptions of the content thereof.

6. Successors and Assigns. Except as otherwise provided in this Agreement, all the terms and provisions of this Agreement shall be upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8. Arbitration. In the event of any controversy, dispute or claim arising out of or related to this Agreement or the Executive's employment by the Company, the parties shall negotiate in good faith in an attempt to reach a mutually acceptable settlement of such dispute. If negotiations in good faith do not result in a settlement of any such controversy, dispute or claim, it shall be finally settled by expedited arbitration in accordance with the National Rules of the American Arbitration Association governing employment disputes, except to the extent deemed modified by the following:

            (i) The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the American Arbitration Association (the "Association") chosen by Executive and the Company each in turn striking a name from the list until one name remains.

            (ii) The expenses of the arbitration shall be borne equally by each party; and each party shall bear its own legal fees and expenses, except that the Arbitrator shall have authority to award to the prevailing party his or its reasonable attorney's fees and expenses if an award is rendered by the Arbitrator in such party's favor.

            (iii) The Arbitrator shall determine whether and to what extent any party shall be entitled to damages under this Agreement. No party shall be entitled to punitive damages, and each party waives all such rights if any.

            (iv) Each party shall prepare a submission and proposed finding with such affidavits, memoranda of law, exhibits and other documents as are appropriate to support the position taken by such party. The Arbitrator shall take such evidence in the hearing or request further submissions that the Arbitrator believes would be necessary to evaluate the submission or the credibility of the evidence, provided that the Arbitrator will use every effort to avoid a general hearing. The Arbitrator shall render a decision in writing, providing the reasons and support therefor. Such determination by the Arbitrator is intended to constitute an award and will be an award entitled to full recognition under Article 75 of the New York Civil Practice Law and Rules.

            (v) Subject to subparagraph (d) above, the Arbitrator shall have the authority to award any remedy or relief provided for in this Agreement, in addition to any other remedy or relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. In addition, the Arbitrator shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their continuing performance of this Agreement. The Arbitrator's written decision shall be rendered within sixty days of the submission by both parties, or if the Arbitrator determines to hold a hearing, then within sixty days of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within 15 days of its determination by the Arbitrator). Otherwise, the award shall be binding on the parties in connection with their continuing performance of this Agreement and in any subsequent arbitration or judicial proceedings between the parties.

            (vi) The arbitration shall take place in New York City or in the locale of the Company's office in the United States where Executive is based, as elected by the party commencing arbitration.

            (vii) The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

           (viii) The parties shall continue performing their respective obligations under this Agreement notwithstanding the existence of a dispute while the dispute is being resolved unless and until such obligations are terminated or expire in accordance with the provisions hereof.

            (ix) The parties may obtain an exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party who testify at the hearing.

            (x) Notwithstanding the dispute resolution procedures contained in this Section 8, either party may apply to any court having jurisdiction (i) to enforce this Agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, or (iii) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Section.

9. Representation. Each Party acknowledges that they have had the opportunity to consult with legal counsel respecting this Agreement.

10. Non-Disparagement. Neither Barsh (and his respective heirs, personal representatives, successors) nor any of the Companies (and their respective officers, directors, employees, agents, attorneys, insurers, successors and assigns) shall disparage the other parties hereto or their business.

11. Governing Law. This Agreement and the performance hereof shall be construed and governed in accordance with the internal laws of the State of New York without reference to principles of conflict of laws.

      IN WITNESS WHEREOF, each of the parties has set forth its/ his signature as of the date first written above.

                                    TTR Technologies, Inc.


                                    By: /s/ MARC D. TOKAYER
                                        ----------------------------
                                           Marc D. Tokaer
                                    Title: President

/s/ STEPHEN L. BARSH
------------------------
Steven L. Barsh
                                    TTR Technologies Ltd.

                                    By: /s/ MARC D. TOKAYER
                                        ----------------------------
                                           Marc Tokayer
                                    Title: